Company Contact:	Public Relations Contact:	Investor Relations Contact:
Janice MacKenzie	Audrey Whaley	Michael Steinberg
I-trax, Inc.	Howard, Merrell & Partners	American Capital Ventures
(610) 459-2405 x109	(919) 844-2764	(305) 918-7000
jlmackenzie@i-trax.com	awhaley@merrellgroup.com	ms@amcapventures.commailto:cwitty@lhai.com

FOR IMMEDIATE RELEASE

I-TRAX ANNOUNCES THIRD QUARTER RESULTS
Opens 10 New Sites, Expects Strong Growth in 2007

CHADDS FORD, PA, November 2, 2006 -- I-trax, Inc. (Amex: DMX), a leading provider of integrated health and productivity management, today reported financial results for the third quarter ended September 30, 2006.

Third Quarter Results

During the quarter ended September 30, 2006, I-trax commenced operations at 10 new sites, bringing total sites under management to 211. For the third quarter, I-trax reported net income of $0.2 million on $30.5 million of net revenue. Net loss applicable to common stockholders was $(0.1) million, or $0.00 per diluted share. Results for the third quarter of fiscal 2006 include $0.4 million of stock option expense as a result of the Company’s adoption in 2006 of Statement of Financial Accounting Standards No. 123 Revised, “Share-Based Payment” (“SFAS 123R”) and $0.2 million of expense associated with the Company’s compliance efforts under Section 404 of the Sarbanes-Oxley Act of 2002.

Commenting on the third quarter, Frank A. Martin, chairman, stated, “We continue to build a robust sales pipeline, including a number of large, multi-site proposals. We developed or submitted most of these proposals during the third quarter. We expect net revenue growth in 2007 to be in the mid teens or higher depending on the outcome and timing of these multi-site opportunities.

“During the third quarter we commenced operations in one such multi-site opportunity, adding 10 sites for a single client. We continue to strengthen the size and capabilities of our sales force and our senior management team continues to be intensively involved in our selling efforts. We are also test marketing a strategic relationship with a major health plan around the successful results of our disease management research project. These results have been accepted for publication in a peer review magazine for January 2007.

“Overall, our third quarter results are in line with our expectations and prior guidance for the quarter at both the revenue and EBITDA levels. The third quarter once again demonstrates that we have a stable platform of core business on which to build. We continue to monitor our operating and general and administrative expenses carefully. During the third quarter, our general and administrative expenses increased due primarily to Sarbanes-Oxley compliance efforts and the disposal of outdated technology assets. Our gross margin improved during the quarter.”

Revenue

Net revenue for the quarter was $30.5 million, an increase of $1.7 million over the year-ago quarter. Due to the timing of site openings, we will begin to realize the revenue effect of our 10 new sites in the fourth quarter of 2006. For the nine months ended September 30, 2006, net revenue was $91.1 million as compared to $84.5 million for the year-ago period. Pass-through pharmaceutical purchases for the third quarter were $37.9 million, bringing the year-to-date pass-through pharmaceutical purchases to $113.1 million. In comparison to the comparable periods of 2005, net revenue growth for the third quarter and nine months ended September 30, 2006 was 5.8% and 7.7%, respectively.

Excluding net revenue in the prior year periods related to contracts and business that the Company restructured or exited, the three and nine month growth rates were 9.1% and 11%, respectively.

Expenses

For the quarter, operating expenses were $22.6 million, or 74.2% of net revenue. For the nine months ended September 30, 2006, operating expenses were $68.8 million, or 75.6% percent of net revenue, compared to 76.6% for the comparable year-ago period. Accordingly, gross margin increased to 24.4% for the year-to-date period compared to 23.4% for the year ago nine months.

General and administrative expenses were $6.4 million for the third quarter, or 21.1% of net revenue. Excluding the effect of non-cash stock compensation expense of approximately $0.4 million, general and administrative expenses as a percent of net revenue were 19.8% compared to 19.1% for the prior year period. Contributing factors to the increase over the year-ago quarter and over the first and second quarters of 2006 were $0.2 million of Sarbanes-Oxley Act compliance costs in the third quarter of 2006 and a loss of approximately $0.4 million on the disposal of outdated technology assets.

Operating profit for the three and nine months ended September 30, 2006 was $0.6 million and $1.3 million, respectively, including the effect of non-cash stock option expense.

Net Income and EBITDA

Net income for the quarter and nine month period was $0.2 million and $0.4 million, respectively. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $1.4 million for the third quarter (including non-cash stock compensation charges of $0.4 million). For the nine months ended September 30, 2006, EBITDA was $3.9 million (including non-cash stock compensation charges of $1.0 million) compared to $2.4 million for the year-ago period excluding restructuring charges. Net income and EBITDA amounts including stock-based compensation for 2006 are as follows:

(in 000’s)	Three months ended			Nine months ended
	March 31, 2006	June 30, 2006	September 30, 2006	September 30, 2006
Net income/(loss)	$(29)	$241	$204	$415
Interest	114	115	113	342
Taxes	90	90	234	414
Depreciation and amortization	915	885	885	2,685
EBITDA	$1,090	$1,331	$1,436	$3,856

Cash Flow and Balance Sheet

Cash and cash equivalents increased during the quarter by $3.5 million. Cash provided from operations was $2.5 million. The Company used cash for investment activities of $1.2 million; cash provided by financing activities was $2.2 million (primarily draws on the Company’s credit facility). Investments were mainly for software and enhancements of systems to improve operational efficiency.

On September 30, 2006, I-trax had cash of $8.9 million and debt of $10.4 million, compared with $5.4 million and $8.6 million, respectively, at December 31, 2005. The Company’s current ratio, excluding dividends payable on preferred stock, improved to 1.26 at September 30, 2006 from 1.00 at December 31, 2005.

2007 Guidance and Outlook

The Company expects 2006 net revenue of approximately $123 million, which is in line with prior guidance for the year. The Company currently expects 2007 net revenue in a range of $138 million to $143 million. Approximately $12 million of this growth in net revenue is contracted or in final stages of negotiation. The balance is expected to result from contracts that management expects will be committed during the current quarter or during 2007. Depending on the outcome and timing of multi-site opportunities currently under discussion, multi-site contracts could add substantially to the 2007 revenue expectations set out above.

The Company expects EBITDA for the fourth quarter of 2006 in the range of $1.0 to $1.5 million and EBITDA for the year of $5.0 to $5.3 million. Excluding non-cash stock compensation expense, 2006 EBITDA is expected to be $6.3 to $6.6 million, compared to $4.3 million for 2005.

The Company will continue its practice of updating revenue and earnings guidance on a quarterly basis.

Conference Call

I-trax will host a conference call at 4:30 p.m. EST today. During the call, Frank A. Martin, chairman, R. Dixon Thayer, chief executive officer, Dr. Raymond J. Fabius, president and chief medical officer, and David R. Bock, chief financial officer, will discuss the Company’s financial and operating results. The telephone number for the conference call is (866) 321-0042; the participant pin number is 536353#. Investors may also listen to the conference call on I-trax’s web site, www.i-trax.com, by selecting the conference link on the Investor Information page.

Investors may access an encore recording of the conference call for one week by calling (866) 321-0085; the pin number is 190960#. The encore recording will be available approximately two hours after the conference call concludes. Investors may also access a recording of this call on I-trax’s web site available 90 days after the call.

Non-GAAP Financial Measures

The Company makes use of EBITDA (earnings before interest, taxes, depreciation and amortization), which is not a recognized term under generally accepted accounting principles, or “GAAP,” and should not be considered as an alternative to net income/(loss) or net cash provided by operating activities, which are GAAP measures. The Company believes EBITDA is a useful performance indicator for measuring the growth of the Company’s core operations. The Company reconciles EBITDA to net income/(loss) at the end of this release. Because the Company initiated a significant restructuring in the second quarter of

2005 and had associated accounting reversals during the third quarter of 2005, the Company has also included a reconciliation of certain financial indicators excluding restructuring-related activities to assist readers in comparing the third quarter results from 2006. In this press release, the Company also makes use of certain financial measures that exclude the non-cash stock compensation expense resulting from the Company’s adoption of SFAS 123R, effective January 1, 2006, so that such measures may be compared with the information presented on the face of the Company’s prior statements of operations.

About I-trax

I-trax is a leading provider of integrated workplace health and productivity management solutions. Serving nearly 100 clients at over 200 locations nationwide, I-trax offers on-site health centers through its CHD Meridian Healthcare, LLC subsidiary, which delivers primary care, acute care corporate health, occupational health and pharmacy care management services as well as integrated disease management, wellness and disability management programs. I-trax provides a comprehensive solution utilizing telephonic and e-health tools to enhance the trusted relationship established by our clinicians at the worksite. CHD Meridian is focused on making the workplace safe, helping companies achieve employer of choice status, reducing costs while improving the quality of care received and the productivity of the workforce. Managing employer-sponsored health centers for over 40 years, some of CHD Meridian Healthcare’s clients include:  BMW, Blue Ridge Paper, Coors Brewing Company, Coushatta Casino Resort, DENSO Manufacturing Michigan, Deutsche Bank, Eastman Chemical, Fieldale Farms, Horizon Blue Cross Blue Shield of New Jersey, Lowes, Toyota and UnumProvident.  For more information, visit www.chdmeridian.com.

Safe Harbor Statement: This press release contains forward-looking statements that are based upon current expectations and assumptions, which involve a number of risks and uncertainties. Investors are cautioned that these statements may be affected by certain important factors, and consequently, actual operations and results may differ, possibly materially from those expressed in such statements. The important factors include, but are not limited to: demand for the Company’s products and services and the Company’s ability to execute new service contracts; uncertainty of future profitability; general economic conditions; the risk associated with a significant concentration of revenue with a limited number of customers; and the Company’s ability to renew and maintain contracts with existing customers under existing terms. I-trax undertakes no obligation to update or revise any forward-looking statement. These and other risks pertaining to I-trax are described in greater detail in I-trax's filings with the Securities and Exchange Commission.

Attached: Balance sheet, quarterly income statements and reconciliations of non-GAAP financial measures.

I-TRAX, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(in thousands, except share data)

	Three months ended September 30		Nine months ended September 30
	2006	2005	2006	2005

Net revenue	$30,495	$28,824	$91,061	$84,528

Costs and expenses:
Operating expenses	22,622	21,736	68,849	64,742
Impairment of long-lived assets	-	-	-	12,470
Provision for loss contracts	-	(1,453)	-	663
Restructuring expenses	-	(56)	-	783
General and administrative expenses	6,437	5,519	18,356	17,363
Depreciation and amortization	826	772	2,513	2,740
Total costs and expenses	29,885	26,518	89,718	98,761

Operating profit/(loss)	610	2,306	1,343	(14,233)

Interest	113	95	342	400
Amortization of financing costs	59	57	172	182
Other	-	-	-	-
Income/(loss) before provision for income taxes	438	2,154	829	(14,815)

Provision for income taxes	234	(253)	414	6

Net income/(loss)	204	2,407	415	(14,821)

Less preferred stock dividend	(282)	(518)	(902)	(1,561)

Net income/(loss) applicable to common stockholders	(78)	1,889	(487)	(16,382)

Weighted average shares
Basic	36,462,797	30,716,890	35,875,461	29,138,509
Diluted	36,462,797	41,244,259	35,875,461	29,138,509

Earnings/(loss) per common share
Basic	$(0.00)	$0.06	$(0.01)	$(0.56)
Diluted	$(0.00)	$0.05	$(0.01)	$(0.56)

Reconciliation of net income/(loss) to EBITDA

Net income/(loss)	$204	$2,407	$415	$(14,821)
Add: Depreciation and amortization	885	829	2,685	2,922
Add: (Benefit from)/provision for income taxes	234	(253)	414	6
Add: Interest	113	95	342	400
EBITDA	$1,436	$3,078	$3,856	$(11,493)

Impairment of long-lived assets	-	-	-	12,470
Provision for loss contracts	-	(1,453)	-	663
Restructuring expenses	-	(56)	-	783
EBITDA, excluding restructuring-related activities	$1,436	$1,569	$3,856	$2,423

Reconciliation of net income/(loss)
to adjusted net income/(loss), excluding
restructuring-related activities

Net income/(loss)	$204	$2,407	$415	$(14,821)
Impairment of long-lived assets	-	-	-	12,470
Provision for loss contracts	-	(1,453)	-	663
Restructuring expenses	-	(56)	-	783
Net income/(loss), excluding restructuring-	$204	$898	$415	$(905)
related activities

Reconciliation of operating profit/(loss)
to adjusted operating profit/(loss), excluding
restructuring-related activities

Operating profit/(loss)	$610	$2,306	$1,343	$(14,233)
Impairment of long-lived assets	-	-	-	12,470
Provision for loss contracts	-	(1,453)	-	663
Restructuring expenses	-	(56)	-	783
Operating profit/(loss), excluding restructuring-	$610	$797	$1,343	$(317)
related activities

I-TRAX, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)

	September 30, 2006	December 31, 2005
Assets
Current assets
Cash and cash equivalents	$8,909	$5,386
Accounts receivable, net	16,956	15,490
Other current assets	2,126	1,899
Total current assets	27,991	22,775

Property, plant and equipment, net	3,595	4,042
Intangible assets, net	70,652	72,125
Other assets	41	41

Total assets	$102,279	$98,983

Liabilities and stockholders' equity

Current liabilities
Accounts payable	$7,584	$8,069
Other accruals and liabilities	17,547	17,773
Total current liabilities	25,131	25,842

Other long term liabilities	12,876	10,978
Total liabilities	38,007	36,820

Stockholders' equity
Preferred stock $0.001 par value, 2,000,000 shares authorized, 559,160 and 853,039 issued and outstanding, respectively	1	1
Common stock, $0.001 par value, 100,000,000 shares authorized, 36,502,979 and 32,818,955 shares issued and outstanding, respectively	36	32
Paid in capital	136,554	134,864
Retained earnings	(72,319)	(72,734)
Total stockholders' equity	64,272	62,163

Total liabilities and stockholders' equity	$102,279	$98,983